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POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. _______)*


                                SEMX Corporation
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    816854103
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                                 (CUSIP Number)


Gilbert Raker, SEMX Corporation, 1 Labriola Ct., Armonk, NY 10594 (914) 273-5500
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                January 31, 2003
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 816854103
=======================================================================

--------------------------------------------------------------------------------
 1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
       Gilbert Raker
       ----------------------------------------------------------------------
--------------------------------------------------------------------------------
 2.    Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)   N/A
             ----------------------------------------------------------------
       (b)   N/A
             ----------------------------------------------------------------
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 3.    SEC Use Only
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 4.    Source of Funds (See Instructions) PF
                                          -----------------------------------
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 5.    Check if Disclosure of Legal Proceedings is Required Pursuant to
       Items 2(d) or 2(e) N/A
                          ---------------------------------------------------
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 6.    Citizenship or Place of Organization          United States
                                              -------------------------------
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                        7.       Sole Voting Power          705,825
                                                       ----------------------
                        --------------------------------------------------------
 Number of              8.       Shared Voting Power          N/A
 Shares                                                ----------------------
 Beneficially           --------------------------------------------------------
 Owned by Each          9.       Sole Dispositive Power     705,825
 Reporting Person                                      ----------------------
 With                   --------------------------------------------------------
                        10.      Shared Dispositive Power N/A
                                                          -------------------
--------------------------------------------------------------------------------
 11.   Aggregate Amount Beneficially Owned by Each Reporting Person  705,825
                                                                     --------
--------------------------------------------------------------------------------
 12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions).
--------------------------------------------------------------------------------
 13.   Percent of Class Represented by Amount in Row (11)   10.96%
                                                            -----------------
--------------------------------------------------------------------------------
 14.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
            IN
       -------------------------------------------------------------------------

       -------------------------------------------------------------------------

       -------------------------------------------------------------------------

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


CUSIP No. 816854103
=======================================================================

Item 1.    Security and Issuer

           SEMX Corporation Common Stock

           SEMX Corporation
           1 Labriola Court
           Armonk, New York 10504

Item 2.    Identity and Background

             (a)   Gilbert D. Raker

             (b)   1 Labriola Court
                   Armonk, New York 10540

             (c)   Chairman and CEO SEMX Corporation

             (d)   N/A

             (e)   N/A

             (f)   United States

Item 3.    Source and Amount of Funds or Other Consideration

           Personal Funds

Item 4.    Purpose of Transaction

           Investment purposes

Item 5.    Interest in Securities of the Issuer

           705,825 shares; 10.96%

Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer

           N/A

Item 7.    Material to Be Filed as Exhibits

           None

CUSIP No. 816854103
=======================================================================

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 6, 2003
--------------------------------------------------------------------------------
                                     (Date)


                              /s/ Gilbert D. Raker
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                                   (Signature)


                        Gilbert D. Raker, Chairman & CEO
--------------------------------------------------------------------------------
                                  (Name/Title)